Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:

May 17, 2023	Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 54 cents per share payable on July 3, 2023, to shareholders of record at the close of business June 16, 2023. Today’s declaration increases the total dividend paid in 2023 to $1.28 per share, a 9.4% increase from 2022 and is the Corporation’s 35th consecutive year of increased regular dividends.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana, Illinois, Kentucky, and Tennessee.